99¢ ONLY STORES® ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2005 AND FORM 10-Q FILINGS FOR THE QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30, AND DECEMBER 31, 2005.

CITY OF COMMERCE, CA - May 31, 2006 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced its financial results for the quarter ended December 31, 2005 and the filing of its Form 10-Qs for the quarters ended March 31, June 30, September 30, and December 31, 2005.

The Company reports for the quarter ended December 31, 2005 diluted earnings per share of $0.09 on net income of $6.3 million compared to same quarter 2004 diluted earnings per share of $0.12 on net income of $8.7 million. For the nine months ended December 31, 2005, the Company reports diluted earnings per share of $0.18 on net income of $12.4 million, compared to the nine months ended December 31, 2004 diluted earnings per share of $0.25 on net income of $17.6 million. An analysis of the Company’s financial condition and results of operations is included below.

Eric Schiffer, CEO of the Company, said, "We are glad to have completed the filing of our 2005 Form 10-Qs. We are gaining traction with the fundamental changes that we believe will position us for profitable expansion. Pressure on our operating margins has continued due to the interim costs of building management infrastructure and efforts to meet Sarbanes-Oxley requirements and due to the resulting diversion of management from day-to-day operations. Our focus on sales has shown some initial success and we are moving forward on short and long term projects to improve costs, inventory management, and ultimately earnings per share and our return on invested capital.

“We look forward to discussing the results of our operations for the quarter ended December 31, 2005, including progress and plans, during our conference call tomorrow morning.”

99¢ Only Stores
May 31, 2006 Earnings Release

Additional Release Highlights

•	Previously announced conference call details for Thursday, June 1, 8:00 a.m. PDT
•	March 31, 2006 quarter guidance: too early to expect progress on expenses and cost structure; net income expected to be approximately $0.01 per share, similar to the March 31, 2005 quarter
•	Management outline of key components of its turnaround plan for fiscal 2007
•	Adjustments between preliminary releases and Form 10-Q filings for March 31, June 30 and September 30, 2005 quarters summarized by quarter
•
Delay in the filing of the fiscal year 2006 Form 10-K past the June 14, 2006 filing deadline related to delays in the completion of the calendar 2005 Form 10-Qs; an update on timing to be provided in a 12b-25 report on or before June 15, 2006

•	Texas operations’ marginal after-tax cash contribution, a non-GAAP management analysis: Texas operations neutral to slightly positive for calendar 2005
•	Excerpted information from Form 10-Q for the quarter ended December 31, 2005

CONFERENCE CALL DETAILS

The Company’s previously announced conference call to discuss these preliminary financial results is scheduled for 8 a.m. Pacific Time tomorrow, Thursday, June 1, 2006. If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you. Please inform the operator that you are calling in for 99¢ Only Stores’ December 2005 Earnings Release and 10-Q Filings conference call, and be prepared to provide the operator with your name, company name, and position if requested. A recorded version of the call will be made available about four hours after completion of the call and will remain available for seven days after the call. To access the recorded version, dial 1-314-255-1301, PASSCODE: 4071. A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

MARCH 31, 2006 QUARTER GUIDANCE

The Company expects net income for the quarter ended March 31, 2006 to be approximately $0.01 per share, similar to the March 31, 2005 quarter.

Eric Schiffer commented, “We have made progress with our sales and marketing initiatives and in improving our warehouse shipping fulfillment rates. However, in addition to the ongoing Sarbanes-Oxley compliance costs, the implementation of short and long term projects, which we expect will improve our overall cost structure and inventory management, have not yet had a chance to yield a positive financial impact. At the same time, these projects increase short term costs and divert management time and attention from operations.”

KEY COMPONENTS OF FISCAL 2007 TURNAROUND PLAN

Eric Schiffer outlined the key components of the Company’s fiscal 2007 turnaround plan.

“During fiscal 2006, we had slowed our new store growth to 4.5% and focused on fundamental objectives in systems and operations. In fiscal 2007, we will continue this focus on execution of fundamentals and begin to make progress on our long term plan to achieve satisfactory levels of profitability.

99¢ Only Stores
May 31, 2006 Earnings Release

“Our growth plans for fiscal 2007 are to increase our store growth rate to approximately 10% by opening appropriately sized stores in our current markets, mainly in California. We also expect to grow revenue by increasing our customers’ frequency and average ticket through better execution, enhanced merchandise selection and promotional efforts. We believe that the graying of America and expansion of a pressured lower to middle class who live paycheck-to-paycheck appear to be strong trends for the growth of our customer base.

“We will focus on improving our gross margin on a per saleable square foot basis by continuing to refine our merchandise mix, in-store marketing and product placement, and our store ordering and allocation processes. We believe we can improve gross margin by reducing our shrink and through more direct sourcing of imports.

“Our operations teams are focused on lowering both store and distribution center labor costs through increased productivity and cost reduction, including by reducing turnover, continuing to control workers’ compensation costs, increasing use of performance based compensation, enhancing training, and improving productivity through better systems including the HighJump warehouse management system.

“We also plan to initiate tighter control on our corporate SG&A and are moving forward with the automation and streamlining of various corporate functions. We plan to make investments in our existing systems to improve expense analysis and budgetary control and to automate certain SOX compliance control processes and human resources transactions and record keeping. At the same time, we continue to make major investments in integrated systems for the long term.

“We expect to improve our earnings per share in fiscal 2007 compared to fiscal 2006. This takes into account the new expensing of stock options in 2007. Our goal is to improve our earnings per share and return on invested capital by various means including increasing inventory turns, refining our category management and merchandising strategy, and taking advantage of our strong cash position with essentially no debt.”

PRELIMINARY RESULTS OF PRIOR QUARTERS

The Company previously released preliminary results for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. Although the Company announced at the times these releases were made that it would not update these preliminary results, the following discussion of the unaudited results reported in our 10-Q reports versus the previously released preliminary results is provided to assist investors in understanding the nature of the variances between the prior releases and these 10-Q reports.

Adjustments between preliminary releases and Form 10-Q filings for March 31, June 30 and September 30, 2005 quarters reduced reported net income for the nine month period ending September 30, 2005 from $8.3 to $7.0 million. Adjustments are reflected in the Form 10-Q reports as a result of applying hindsight as required by Generally Accepted Accounting Principles (“GAAP”) and refined cut-off and accounting procedures, and as a result of revising estimates in these prior quarters based on the knowledge of actual results and changes in strategy and events occurring through the date of these reports.

99¢ Only Stores
May 31, 2006 Earnings Release

Adjustments for the March 31, 2005 period resulted in a reduction of reported net income from $3.7 to $0.8 million, resulting in earnings per share of $.01 as reported in the 10-Q for that period. The reduction was partially due to a stockholder suit settlement reached in early calendar 2006 (although still subject to final documentation and court approval) that was required to be reported in hindsight in the March 31, 2005 quarter because the suit was initiated prior to that period. The settlement amount was unknown at the time the preliminary results were reported and resulted in additional expense of $2.2 million. The Company recorded additional inventory reserves in this quarter of $3.3 million including excess and obsolete reserves, price valuation allowances, and a special reserve for plans made in calendar 2006 to use markdowns to promote and accelerate the sale of certain products applied with hindsight to this quarter. This net expense, including various other expenses, was partially offset by a favorable adjustment in workers’ compensation reserves for the quarter based on actuarial estimates as of December 31, 2005.

Adjustments for the June 30, 2005 period resulted in an increase in reported net income from $3.6 to $5.0 million, resulting in earnings per share of $.07 as reported in the 10-Q for that period. The increase was primarily due to a favorable adjustment in workers’ compensation reserves partially offset by various expenses.

Adjustments for the September 30, 2005 period resulted in an increase in reported net income from $1.0 to $1.1 million, resulting in earnings per share of $.02 as reported in the 10-Q for that period. The increase was primarily due to a favorable adjustment in workers’ compensation reserves mostly offset by additional expense incurred as a result of increasing inventory allowances and other expenses.

DELAY IN 2006 FORM 10-K FILING

Certain procedures required for the annual audit of the Company’s new fiscal year ended March 31, 2006 have been delayed as a result of the delay in filing the Company’s 2005 Form 10-Qs. The Company and its auditors are now commencing work on audit procedures which were not feasible to complete in parallel with quarterly reviews of the 2005 Form 10-Qs. The Company is committed to completing the audit of its three month transition period ended March 31, 2005 and its fiscal year ended March 31, 2006 as quickly as possible, but it will not be possible to complete this work and file its Form 10-K on June 14, 2006, the date required for accelerated filers. The Company will provide an update on the anticipated timing of the Form 10-K report when it files a Form 12b-25 on or before June 15, 2006.

TEXAS MARGINAL CONTRIBUTION ANALYSIS

For the purposes of this release, management has undertaken a special marginal cash contribution analysis of its Texas operations on a geographical basis. The Texas region does not comprise a separate business segment in accordance with GAAP, but certain investors have raised the question during quarterly earnings conference calls as to whether the Texas operations impose a significant cash drain on the Company. Management understands that, to certain investors, this question may be important in evaluating the potential for long term Company growth.

In a desire to respond to this question for the purposes of this release with more than a verbal explanation, management prepared a special marginal analysis of the after-tax impact of its Texas operations on corporate cash flow for the twelve months ended December 31, 2005. Readers should be aware that this special marginal analysis results in a non-GAAP measure because the geographic area does not comprise a stand-alone business segment under GAAP, and the Company does not have accounting procedures in place to provide complete financial statements for this geographic region (reference is made to the reconciliation to net income in accordance with GAAP at the end of this press release, following the December 31, 2005 financial statements). The marginal cash contribution analysis includes all direct expenses of Texas operations: distribution center, retail store, and Bargain Wholesale operations expenses and freight expense associated with moving merchandise from California to Texas. The analysis does not include an allocation of California corporate SG&A costs or other California costs. These direct expenses of the Texas operations were offset by depreciation and certain non-cash expenses incurred in Texas, to estimate marginal cash flow, and were offset against the revenues of the Texas operations and the marginal taxes that would be incurred by the Company in the absence of the net losses incurred in Texas. The conclusion of this marginal cash contribution analysis is that the Company believes that its Texas operation cash contribution was neutral to slightly positive on an after-tax basis during the 2005 calendar year.

99¢ Only Stores
May 31, 2006 Earnings Release

Eric Schiffer commented, “Texas same-store-sales have continued to trend positive through May 2006, and we were pleased with the sales results of our recent “999 Days in Texas” promotion that occurred in late March and early April of 2006. We continue to believe that by having the right products on the shelf at the right time in appropriately sized stores, we will be able to turn Texas into a profitable growth market. We intend to open approximately three stores in Texas during fiscal 2007 and will continue to evaluate the potential of this market.

“In all of our markets, we continue to be excited about our growth potential and we look forward to discussing our results of operations as well as our plans on our conference call tomorrow.”

*	*	*	*	*

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 234 retail stores in California, Texas, Arizona and Nevada (and is opening two stores on June 1, 2006 in Sacramento and Vista, California), and also operates a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the anticipated results for the quarter ended March 31, 2006, the timing of filing the Company’s Form 10-K for 2006, anticipated future reductions in costs and improvements in results of operations, expectations for marginal cash and profit performance in its Texas operations, and expected general improvements in operations. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

99¢ Only Stores
May 31, 2006 Earnings Release

EXCERPTED INFORMATION FROM THE 10-Q FOR DECEMBER 31, 2005

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
ASSETS

	December 31,	March 31,	December 31,
	2005	2005	2004
CURRENT ASSETS:	(Unaudited)	(Unaudited)
Cash	$9,169	$2,116	$884
Short-term investments	119,706	99,610	92,645
Accounts receivable, net of allowance for doubtful accounts of $191, $189, and $268 as of December 31, 2005, March 31, 2005, and December 31, 2004, respectively	2,080	4,751	3,463
Income tax receivable	780	-	-
Deferred income taxes	29,579	29,579	28,845
Inventories, net	147,609	133,023	155,836
Other	9,655	5,310	5,946
Total current assets	318,578	274,389	287,619
PROPERTY AND EQUIPMENT, at cost:
Land	58,766	43,154	41,240
Buildings	83,638	70,082	68,833
Building improvements	31,732	31,093	28,587
Leasehold improvements	111,665	108,360	106,482
Fixtures and equipment	78,824	73,780	71,577
Transportation equipment	4,116	3,891	3,847
Construction in progress	7,915	17,213	22,835
Total properties, fixtures and equipment	376,656	347,573	343,401
Accumulated depreciation and amortization	(125,017)	(102,988)	(95,482)
Total net property and equipment	251,639	244,585	247,919

OTHER ASSETS:
Long-term deferred income taxes	4,837	4,777	3,574
Long-term investments in marketable securities	41,047	50,271	50,764
Deposits and other assets	13,510	14,396	10,328
Total other assets	59,394	69,444	64,666
TOTAL ASSETS	$629,611	$588,418	$600,204

The accompanying notes are an integral part of these consolidated financial statements.

99¢ Only Stores
May 31, 2006 Earnings Release

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31,	March 31,	December 31,
	2005	2005	2004
CURRENT LIABILITIES:	(Unaudited)	(Unaudited)
Accounts payable	$38,061	$21,917	$39,094
Accrued expenses:
Payroll and payroll-related	7,533	5,862	4,959
Sales tax	5,393	4,306	5,098
Other	15,069	13,651	12,074
Workers’ compensation	44,324	38,358	36,445
Income tax payable	-	2,743	2,495
Current portion of capital lease obligation	96	48	37
Construction loan	5,954	-	-
Total current liabilities	116,430	86,885	100,202

LONG-TERM LIABILITIES:
Deferred rent	7,425	8,465	8,097
Deferred compensation liability	3,268	2,908	2,847
Capital lease obligation, net of current portion	713	752	774
Total long-term liabilities	11,406	12,125	11,718

COMMITMENTS AND CONTINGENCIES:	-	-	-

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding-none	-	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 69,552,150, 69,548,761, and 69,517,185 shares at December 31, 2005, March 31, 2005, and December 31, 2004	212,957	212,938	212,606
Retained earnings	288,915	276,477	275,678
Other comprehensive loss	(97)	(7)	-
Total shareholders’ equity	501,775	489,408	488,284
Total liabilities and shareholders’ equity	$629,611	$588,418	$600,204

The accompanying notes are an integral part of these consolidated financial statements.

99¢ Only Stores
May 31, 2006 Earnings Release

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 2005 AND 2004
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2005	2004	2005	2004
NET SALES:
99¢ Only Stores	$269,311	$255,089	$739,662	$711,084
Bargain Wholesale	9,473	10,823	29,825	31,039
Total sales	278,784	265,912	769,487	742,123
COST OF SALES (excluding depreciation and amortization expense shown below)	172,964	156,816	479,949	454,754
Gross profit	105,820	109,096	289,538	287,369
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Operating expenses (includes asset impairment of $0.8 million for three and nine months ended December 31, 2005)	89,316	90,692	254,107	241,223
Depreciation and amortization	7,851	8,164	23,488	22,226
Total Selling, General and Administrative Expenses	97,167	98,856	277,595	263,449
Operating income	8,653	10,240	11,943	23,920
OTHER (INCOME) EXPENSE:
Interest income	(1,143)	(577)	(3,396)	(1,699)
Interest expense	14	(28)	44	32
Other	(124)	4	(4,347)	4
Total other (income)	(1,253)	(601)	(7,699)	(1,663)
Income before provision for income tax	9,906	10,841	19,642	25,583
Provision for income taxes	3,633	2,183	7,204	7,956

NET INCOME	$6,273	$8,658	$12,438	$17,627

EARNINGS PER COMMON SHARE:
Basic	$0.09	$0.12	$0.18	$0.25
Diluted	$0.09	$0.12	$0.18	$0.25

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,552	69,507	69,551	70,148
Diluted	69,719	69,778	69,733	71,016

The accompanying notes are an integral part of these consolidated financial statements.

99¢ Only Stores
May 31, 2006 Earnings Release

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2005 AND 2004
(Amounts in Thousands)
(Unaudited)

	Nine months Ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,438	$17,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,488	22,226
Loss on disposal of fixed assets (includes asset impairment of $0.8 million for nine months ended December 31, 2005)	938	1,156
Tax benefit from exercise of non qualified employee stock options	6	354
Deferred income taxes	-	(12,094)
Changes in asset and liabilities associated with operating activities:
Sales of trading securities, net	36,041	56,137
Accounts receivable	2,671	(1,279)
Inventories	(14,360)	(39,647)
Other assets	(1,164)	(3,467)
Deposits	169	(69)
Accounts payable	16,144	24,205
Accrued expenses	4,176	2,579
Accrued workers’ compensation	5,966	20,116
Income taxes	(3,523)	(1,760)
Deferred rent	(1,040)	2,510
Net cash provided by operating activities	81,950	88,594
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(33,547)	(50,635)
Purchases of available for sale securities	(94,724)	-
Sale and maturity of available for sale securities	47,661	-
Net cash used in investing activities	(80,610)	(50,635)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(254)	(36)
Proceeds from exercise of stock options	13	782
Repurchases of Company stock	-	(38,214)
Proceeds from the consolidation of construction loan	5,954	-
Net cash provided (used in) by financing activities	5,713	(37,468)
NET INCREASE IN CASH	7,053	491
CASH, beginning of period	2,116	393
CASH, end of period	$9,169	$884

The accompanying notes are an integral part of these consolidated financial statements.

99¢ Only Stores
May 31, 2006 Earnings Release

The following is a description of management’s analysis of the Company’s financial condition and results of operations for the three and nine months ended December 31, 2005.

Three Months Ended December 31, 2005 Compared to Three Months Ended December 31, 2004

Net Sales: Net sales increased $12.9 million, or 4.8%, to $278.8 million for the three months ended December 31, 2005 compared to $265.9 million for the three months ended December 31, 2004. Retail sales increased $14.2 million, or 5.6%, to $269.3 million for the three months ended December 31, 2005 compared to $255.1 million for the three months ended December 31, 2004. The effect of seven new stores opened during the nine months ended December 31, 2005 increased retail sales by $6.1 million and the full quarter effect of three new stores opened after the second quarter ending September 30, 2004 increased sales by $0.8 million for the three months ended December 31, 2005. In addition, same-store-sales increased by 2.5% for the three months ended December 31, 2005 compared to the three months ended December 31, 2004, due to the increases in average transaction size in both Texas and non-Texas stores. Bargain Wholesale net sales decreased $1.4 million, or 12.5%, to $9.5 million for the three months ended December 31, 2005 compared to $10.8 million for the three months ended December 31, 2004.

Gross Profit: Gross profit decreased $3.3 million, or 3.0%, to $105.8 million for the three months ended December 31, 2005 compared to $109.1 million for the three months ended December 31, 2004. As a percentage of net sales, overall gross margin decreased to 38.0% for the three months ended December 31, 2005 compared to 41.0% for the three months ended December 31, 2004. As a percentage of retail sales, retail gross margin decreased to 38.6% for the three months ended December 31, 2005 compared to 41.9% for the three months ended December 31, 2004. The decrease in retail gross margin was due to an increase in spoilage/shrink from 2.9% in the quarter ended December 31, 2004 to 3.6% in the same quarter of 2005 as identified by physical inventory counts and an increase in product cost for retail from 55.1% to 56.5% for the same periods, primarily due to product cost changes and a shift in the sales mix to more lower margin, primarily grocery items. In addition a 0.5% reserve for special markdowns was recorded in the December 31, 2005 quarter as a result of new management plans to accelerate the movement of certain products. The Bargain Wholesale margin decreased slightly to 19.9% for the three months ended December 31, 2005 compared to 20.1% for the three months ended December 31, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses decreased by $1.4 million, or 1.5%, to $89.3 million for the three months ended December 31, 2005 compared to $90.7 million for the three months ended December 31, 2004. As a percentage of net sales, operating expenses decreased to 32.1% for the three months ended December 31, 2005 from 34.0% for the three months ended December 31, 2004. Operating expenses decreased due to lower workers’ compensation expenses which decreased by $10.2 million driven by the stabilization of reserve requirements and improvements in claims handling, accident reporting and an unusually large increase in the reserve in the quarter ended December 31, 2004. However, the decrease in operating expenses was partially offset by higher retail store operating expenses of $3.3 million between the three months ended December 31, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $4.1 million due to the opening of seven new stores during the nine months December 31, 2005, the full quarter effect of three new stores opened after the second quarter ended September 30, 2004 and costs increases in existing stores. The decrease in operating expenses was also partially offset due to an increase in distribution and transportation costs of $2.6 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. Finally, the decrease in operating expenses was partially offset by the increase in accounting and consulting fees of $1.8 million and an asset impairment charge of $0.8 million relating to one underperforming store in Texas. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

99¢ Only Stores
May 31, 2006 Earnings Release

Depreciation and Amortization: Depreciation and amortization decreased $0.3 million, or 3.8%, to $7.9 million for the three months ended December 31, 2005 compared to $8.2 million for the three months ended December 31, 2004 due to the disposal of certain store fixed assets and fully depreciated assets that was partially offset by an increase in depreciation as a result of seven new stores opened during the nine months ended December 31, 2005, the full quarter effect of three new stores opened after the second quarter ended September 30, 2004, and additions to existing stores and distribution centers.

Operating Income: Operating income decreased $1.6 million, to $8.7 million for the three months ended December 31, 2005 compared to $10.2 million for the three months ended December 31, 2004. Operating income as a percentage of net sales decreased from 3.9% for the three months ended December 31, 2004 to 3.1% for the three months ended December 31, 2005 primarily due to lower gross profit for the three months ended December 31, 2005 compared to the three months ended December 31, 2004.

Other Income (Expense): Other income increased by $0.7 million, to $1.3 million for the three months ended December 31, 2005 compared to $0.6 million for the three months ended December 31, 2004. The increase in other income was primarily due to an increase in interest income from $0.6 million for the three months ended December 31, 2004 compared to $1.1 million for the three months ended December 31, 2005 as a result of increasing interest rates enhanced by a $17.9 million increase in cash and investments in 2005. However, the increase in interest income was partially offset by the adjustment of certain bond values due to increasing market interest rates during the three months ended December 31, 2005.

Provision for Income Taxes: The provision for income taxes increased to $3.6 million for the three months ended December 31, 2005 compared to $2.2 million for the three months ended December 31, 2004 due to accumulated over-provision for taxes during the first nine months of 2004, and due to the release during this period of provisions no longer required for certain income tax contingencies. The release of the contingency is a discrete item for the quarter ended December 31, 2004 of approximately $1.0 million. Pre-tax income for the year ended December 31, 2004 was lower than the estimates used to record tax provisions during the first nine months of that year, and the true-up of the tax rate for the year and the release of contingencies resulted in an effective tax rate of 20.1% for the quarter ended December 31, 2004 compared to the 36.7% tax provision estimated for the three months ended December 31, 2005. The quarter ended December 31, 2005 is now the third quarter of the Company’s new fiscal year ended March 31, 2006, and did not include any true-up of prior tax provisions.

Net Income: As a result of the items discussed above, net income decreased by $2.4 million, or 27.6%, to $6.3 million for the three months ended December 31, 2005 compared to $8.7 million for the three months ended December 31, 2004. Net income as a percentage of net sales was 2.3% and 3.3% for the three months ended December 31, 2005 and 2004, respectively.

99¢ Only Stores
May 31, 2006 Earnings Release

Nine months Ended December 31, 2005 Compared to Nine months Ended December 31, 2004

Net Sales: Net sales increased $27.4 million, or 3.7%, to $769.5 million for the nine months ended December 31, 2005 compared to $742.1 million for the nine months ended December 31, 2004. Retail sales increased $28.6 million, or 4.0%, to $739.7 million for the nine months ended December 31, 2005 compared to $711.1 million for the nine months ended December 31, 2004. The effect of seven new stores opened during the nine months ended December 31, 2005 increased retail sales by $9.0 million and the full period effect of 23 new stores opened during the nine months ended December 31, 2004 increased sales by $17.6 million for the nine months ended December 31, 2005. However, same-store-sales were down 0.2% for the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004 partly due to operational issues and the effects of higher gasoline prices. Bargain Wholesale net sales decreased $1.2 million, or 3.9%, to $29.8 million for the nine months ended December 31, 2005 compared to $31.0 million for the nine months ended December 31, 2004.

Gross Profit: Gross profit increased $2.2 million, or 0.8%, to $289.5 million for the nine months ended December 31, 2005 compared to $287.4 million for the nine months ended December 31, 2004. As a percentage of net sales, overall gross margin decreased to 37.6% for the nine months ended December 31, 2005 compared to 38.7% for the nine months ended December 31, 2004. As a percentage of retail sales, retail gross margin decreased to 38.3% for the nine months ended December 31, 2005 compared to 39.5% for the nine months ended December 31, 2004. The increase in gross profit dollars was partly due to a decrease in spoilage/shrink from 4.2% for the nine months ended December 31, 2004 to 3.6% for the nine months ended December 31, 2005 as a result of lower shrink recorded based on physical inventories. However, the increase in gross profit dollars was partially offset by a 0.2% reserve for special markdowns recorded in the nine months ended December 31, 2005 in anticipation of management’s plan to use price promotions to accelerate the sale of certain products. There was also an increase in product cost for retail from 55.9% for the nine months ended December 31, 2004 to 57.4% for the nine months ended December 31, 2005, primarily due to product cost changes and a shift in the sales mix to more grocery items. The Bargain Wholesale margin increased slightly to 20.0% for the nine months ended December 31, 2005 compared to 19.9% for the nine months ended December 31, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses increased by $12.9 million, or 5.3%, to $254.1 million for the nine months ended December 31, 2005 compared to $241.2 million for the nine months ended December 31, 2004. As a percentage of net sales, operating expenses increased to 32.9% for the nine months ended December 31, 2005 from 32.5% for the nine months ended December 31, 2004. The dollar increase was primarily due to higher retail store operating expenses of $13.7 million between the nine months ended December 31, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $10.6 million and an increase in utility costs of $1.8 million primarily due to the opening of seven new stores during the nine months ended December 31, 2005, the full period effect of 23 new stores opened during the nine months ended December 31, 2004 and cost increases in existing stores. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $4.7 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. Operating expenses also increased due to an increase in accounting and consulting fees of $4.4 million. Finally, the Company recorded an asset impairment charge of $0.8 million relating to one underperforming store in Texas. However, the increase in operating expenses was partially offset by a decrease in workers’ compensation expenses of $12.1 million due to stabilization of reserve requirements and improvements in claims handling and accident reporting, and an unusually large increase in the reserve in the quarter ended December 31, 2004. The increase in operating expenses was also partially offset by a decrease in legal costs of $2.0 million primarily due to reduced outside legal costs in the nine months ended December 31, 2005 compared to the nine months ended December 31, 2004. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

99¢ Only Stores
May 31, 2006 Earnings Release

Depreciation and Amortization: Depreciation and amortization increased $1.3 million, or 5.7%, to $23.5 million for the nine months ended December 31, 2005 compared to $22.2 million for the nine months ended December 31, 2004 as a result of seven new stores opened during the nine months ended December 31, 2005, the full period effect of 23 new stores opened during the nine months ended December 31, 2004, and additions to existing stores and distribution centers. The increase was partially offset due to disposal of certain store fixed assets and fully depreciated assets during the three months ended December 31, 2005.

Operating Income: Operating income decreased $12.0 million, or 50.1%, to $11.9 million for the nine months ended December 31, 2005 compared to $23.9 million for the nine months ended December 31, 2004. Operating income as a percentage of net sales decreased from 3.2% for the nine months ended December 31, 2004 to 1.6% for the nine months ended December 31, 2005 primarily due to the increases in operating expenses discussed above.

Other Income (Expense): Other income increased $6.0 million to $7.7 million for the nine months ended December 31, 2005 compared to $1.7 million for the nine months ended December 31, 2004. The primary reason for the increase in other income was recognition in the 2005 period of $4.2 million of compensation for a forced store closure due a local government eminent domain action. Also, interest income earned on the Company’s investments increased from $1.7 million for the nine months ended December 31, 2004 to $3.4 million for the nine months ended December 31, 2005 as a result of increasing interest rates enhanced by a $17.9 million increase in cash and investments in 2005, and the net effect of market interest rate fluctuations during both periods on interest income and the valuation losses recognized on certain of its bonds in 2004.

Provision for Income Taxes: The provision for income taxes decreased to $7.2 million for the nine months ended December 31, 2005 compared to $8.0 million for the nine months ended December 31, 2004. The lower tax rate in 2004 compared to 2005 is due to the release of provisions no longer required for certain income tax contingencies. The release of the contingency is a discrete item for the quarter ended December 31, 2004 of approximately $1.0 million. Pre-tax income for the year ended December 31, 2004 was lower than the estimates used to record tax provisions during the first nine months of that year, and the true-up of the tax rate for the year and the release of contingencies resulted in an effective tax rate of 31.1% for the nine months ended December 31, 2004 compared to the 36.7% tax provision estimated for the nine months ended December 31, 2005.

Net Income: As a result of the items discussed above, net income decreased by $5.2 million, or 29.4%, to $12.4 million for the nine months ended December 31, 2005 compared to $17.6 million for the nine months ended December 31, 2004. Net income as a percentage of net sales was 1.6% and 2.4% for the nine months ended December 31, 2005 and 2004, respectively.

*	*	*	*	*

99¢ Only Stores
May 31, 2006 Earnings Release

RECONCILIATION OF TEXAS MARGINAL CONTRIBUTION ANALYSIS

The following table provides a reconciliation of the special non-GAAP marginal cash contribution analysis referenced earlier in this press release. The closest GAAP measure is net income.

	12 Months Ended Dec. 31, 2005			Reconciliation to Form 10-Q
	Texas Operations	All-Other	Consolidated	Subtract: 3 Months Ended March 31,2005	Form 10-Q 9 Months Ended December 31, 2005

Total Sales	$84.9	$927.2	$1,012.1	$242.6	$769.5
Cost of Sales and Operating Expenses	(90.6)	(877.5)	(968.1)	(234.1)	(734.0)
Depreciation and Amortization	(9.8)	(21.5)	(31.3)	(7.8)	(23.5)
Operating Income	(15.5)	28.2	12.7	0.8	11.9
Total Other Income	-	8.0	8.0	0.3	7.7
Income Tax Benefit (Expense)	5.4	(12.9)	(7.5)	(0.3)	(7.2)
Marginal and Total Net Income	$(10.1)	$23.3	$13.2	$0.8	$12.4

Marginal Adjustments to Net Income:
Depreciation and Amortization	9.8
Texas Impairment (included in Operating Expenses)	0.8
Marginal Cash Contribution from Texas	$0.5

Note: see text under the prior heading “Texas Marginal Contribution Analysis” for explanation of the calculation of, and management’s reason and interpretaation for, this analysis.